Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Kellog Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Total Offering Amounts					N/A		N/A

Total Fees Previously Paid							N/A

Total Fee Offsets							N/A

Net Fee Due							N/A

(1)	An indeterminate amount of debt securities is being registered as may from time to time be issued at indeterminate prices.

(2)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the Registration Fee.